ENERGY TRANSFER REPORTS FIRST QUARTER 2025 RESULTS
Dallas – May 6, 2025 - Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended March 31, 2025.
Energy Transfer reported net income attributable to partners for the three months ended March 31, 2025 of $1.32 billion compared to $1.24 billion for the three months ended March 31, 2024. For the three months ended March 31, 2025, net income per common unit (basic) was $0.37.
Adjusted EBITDA for the three months ended March 31, 2025 was $4.10 billion compared to $3.88 billion for the three months ended March 31, 2024.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended March 31, 2025 was $2.31 billion compared to $2.36 billion for the three months ended March 31, 2024.
Growth capital expenditures in the first quarter of 2025 were $955 million, while maintenance capital expenditures were $165 million.
Operational Highlights
•Energy Transfer’s volumes continued to grow during the first quarter of 2025 compared to the first quarter of 2024.
◦Interstate natural gas transportation volumes were up 3%, setting a new Partnership record.
◦Crude oil transportation volumes were up 10%.
◦NGL transportation volumes were up 4%.
◦NGL and refined products terminal volumes were up 4%.
◦NGL exports were up 5%.
◦Midstream gathered volumes were up more than 2%.
•In February 2025, Energy Transfer commissioned the first of eight, 10-megawatt natural gas-fired electric generation facilities to support the Partnership’s operations in Texas.
•During the first quarter of 2025, Energy Transfer commenced construction of Phase I of the Hugh Brinson Pipeline and secured all pipeline steel, which is currently being rolled in U.S. pipe mills.
Strategic Highlights
•In April 2025, Energy Transfer entered into a Heads of Agreement with MidOcean Energy (“MidOcean”) for the joint development of the Lake Charles LNG project, under which MidOcean would commit to fund 30% of the construction costs and be entitled to receive 30% of the LNG production.
•In February 2025, Energy Transfer entered into a long-term agreement with Cloudburst Data Centers, Inc. (“CloudBurst”) to provide natural gas to CloudBurst’s flagship AI-focused data center development.
•In February 2025, Energy Transfer approved construction of an additional natural gas processing plant in the Midland Basin. The Mustang Draw plant will have a processing capacity of approximately 275 MMcf/d and is expected to be in service in the second quarter of 2026.
Financial Highlights
•In April 2025, Energy Transfer announced a quarterly cash distribution of $0.3275 per common unit ($1.31 annualized) for the quarter ended March 31, 2025, which is an increase of more than 3% compared to the first quarter of 2024.
•As of March 31, 2025, the Partnership’s revolving credit facility had an aggregate $4.37 billion of available borrowing capacity.

•The Partnership continues to expect its 2025 Adjusted EBITDA to be between $16.1 billion and $16.5 billion, and its 2025 growth capital expenditures to be approximately $5 billion.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than one-third of the Partnership’s consolidated Adjusted EBITDA for the three months ended March 31, 2025. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time/4:30 p.m. Eastern Time on Tuesday, May 6, 2025 to discuss its first quarter 2025 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with more than 130,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 44 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and approximately 21% of the outstanding common units of Sunoco LP (NYSE: SUN), and the general partner interests and approximately 39% of the outstanding common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. SUN's midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements SUN's fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USAC focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including Adjusted EBITDA, and impact current projections, including capital expenditures, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets	$15,237	$14,202

Property, plant and equipment, net	95,239	95,212

Investments in unconsolidated affiliates	3,260	3,266
Lease right-of-use assets, net	829	809
Other non-current assets, net	2,069	2,017
Intangible assets, net	5,888	5,971
Goodwill	3,903	3,903
Total assets	$126,425	$125,380
LIABILITIES AND EQUITY
Current liabilities	$13,571	$12,656

Long-term debt, less current maturities	59,782	59,752
Non-current operating lease liabilities	752	730
Deferred income taxes	4,179	4,190
Other non-current liabilities	1,561	1,618

Commitments and contingencies
Redeemable noncontrolling interests	418	417

Equity:
Limited Partners:
Preferred Unitholders	3,892	3,852
Common Unitholders	31,364	31,195
General Partner	(2)	(2)
Accumulated other comprehensive income	64	73
Total partners’ capital	35,318	35,118
Noncontrolling interests	10,844	10,899
Total equity	46,162	46,017
Total liabilities and equity	$126,425	$125,380

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
REVENUES	$21,020	$21,629
COSTS AND EXPENSES:
Cost of products sold	15,571	16,597
Operating expenses	1,299	1,138
Depreciation, depletion and amortization	1,367	1,254
Selling, general and administrative	288	260
Impairment loss	4	—
Total costs and expenses	18,529	19,249
OPERATING INCOME	2,491	2,380
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(809)	(728)
Equity in earnings of unconsolidated affiliates	92	98
Losses on extinguishments of debt	(2)	(5)
Gain on interest rate derivative	—	9
Other, net	(11)	27
INCOME BEFORE INCOME TAX EXPENSE	1,761	1,781
Income tax expense	41	89
NET INCOME	1,720	1,692
Less: Net income attributable to noncontrolling interests	384	436
Less: Net income attributable to redeemable noncontrolling interests	13	16
NET INCOME ATTRIBUTABLE TO PARTNERS	1,323	1,240
General Partner’s interest in net income	1	1
Preferred Unitholders’ interest in net income	67	129
Loss on redemption of preferred units	—	21
Common Unitholders’ interest in net income	$1,255	$1,089
NET INCOME PER COMMON UNIT:
Basic	$0.37	$0.32
Diluted	$0.36	$0.32
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,431.4	3,368.6
Diluted	3,452.9	3,390.1

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(a):
Net income	$1,720	$1,692
Depreciation, depletion and amortization	1,367	1,254
Interest expense, net of interest capitalized	809	728
Income tax expense	41	89
Impairment loss	4	—
Gain on interest rate derivative	—	(9)
Non-cash compensation expense	37	46
Unrealized losses on commodity risk management activities	69	141
Inventory valuation adjustments (Sunoco LP)	(61)	(130)
Losses on extinguishments of debt	2	5
Adjusted EBITDA related to unconsolidated affiliates	167	171
Equity in earnings of unconsolidated affiliates	(92)	(98)
Other, net	35	(9)
Adjusted EBITDA (consolidated)	4,098	3,880
Adjusted EBITDA related to unconsolidated affiliates(b)	(167)	(171)
Distributable cash flow from unconsolidated affiliates(b)	111	125
Interest expense, net of interest capitalized	(809)	(728)
Preferred unitholders’ distributions	(72)	(118)
Current income tax expense	(57)	(22)
Maintenance capital expenditures	(202)	(135)
Other, net	22	37
Distributable Cash Flow (consolidated)	2,924	2,868
Distributable Cash Flow attributable to Sunoco LP	(310)	(171)
Distributions from Sunoco LP	64	61
Distributable Cash Flow attributable to USAC (100%)	(89)	(87)
Distributions from USAC	24	24
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly owned consolidated subsidiaries	(308)	(342)
Distributable Cash Flow attributable to the partners of Energy Transfer	2,305	2,353
Transaction-related adjustments	2	3
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$2,307	$2,356
Distributions to partners:
Limited Partners	$1,124	$1,070
General Partner	1	1
Total distributions to be paid to partners	$1,125	$1,071
Common Units outstanding – end of period	3,431.7	3,369.9
(a)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP, such as operating income, net income and cash flows from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investees’ distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.
For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
(b)These amounts exclude Sunoco LP’s Adjusted EBITDA and distributable cash flow related to its investment in the ET-S Permian joint venture, which amounts are eliminated in the Energy Transfer consolidation.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Segment Adjusted EBITDA:
Intrastate transportation and storage	$344	$438
Interstate transportation and storage	512	483
Midstream	925	696
NGL and refined products transportation and services	978	989
Crude oil transportation and services	742	848
Investment in Sunoco LP	458	242
Investment in USAC	150	139
All other	(11)	45
Adjusted EBITDA (consolidated)	$4,098	$3,880
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.

Intrastate Transportation and Storage

	Three Months Ended March 31,
	2025	2024
Natural gas transported (BBtu/d)	14,220	14,177
Withdrawals from storage natural gas inventory (BBtu)	8,225	8,230
Revenues	$1,294	$918
Cost of products sold	964	487
Segment margin	330	431
Unrealized losses on commodity risk management activities	76	64
Operating expenses, excluding non-cash compensation expense	(57)	(53)
Selling, general and administrative expenses, excluding non-cash compensation expense	(14)	(12)
Adjusted EBITDA related to unconsolidated affiliates	6	7
Other	3	1
Segment Adjusted EBITDA	$344	$438
Transported volumes of gas on our Texas and Oklahoma intrastate pipelines increased primarily due to more third party transportation, partially offset by lower gas production from the Haynesville area. Transported volumes reported above exclude volumes attributable to purchases and sales of gas for our pipelines’ own accounts and the optimization of any unused capacity.
Segment Adjusted EBITDA. For the three months ended March 31, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impact of the following:
•a decrease of $122 million in realized natural gas sales and other primarily due to lower pipeline optimization as a result of lower volatility in natural gas prices; and
•an increase of $4 million in operating expenses primarily due to increases in project costs, employee costs and ad valorem taxes; partially offset by
•an increase of $26 million in storage margin primarily due to higher storage optimization; and
•an increase of $8 million in retained fuel margin primarily due to higher gas prices.
Interstate Transportation and Storage

	Three Months Ended March 31,
	2025	2024
Natural gas transported (BBtu/d)	18,204	17,665
Natural gas sold (BBtu/d)	33	23
Revenues	$621	$602
Cost of products sold	2	1
Segment margin	619	601
Operating expenses, excluding non-cash compensation, amortization, accretion and other non-cash expenses	(189)	(203)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(37)	(33)
Adjusted EBITDA related to unconsolidated affiliates	119	118
Segment Adjusted EBITDA	$512	$483
Transported volumes increased primarily due to more capacity sold and higher utilization on our Panhandle, Trunkline and Gulf Run systems due to increased demand.

Segment Adjusted EBITDA. For the three months ended March 31, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impact of the following:
•an increase of $18 million in segment margin primarily due to a $9 million increase in operational gas sales resulting from higher prices, a $5 million increase in storage and parking revenue and a $4 million increase in transportation revenue from several of our interstate pipeline systems due to higher contracted volumes at higher rates;
•a decrease of $14 million in operating expenses primarily due to lower maintenance costs; and
•an increase of $1 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to an increase from our Southeast Supply Header joint venture; partially offset by
•an increase of $4 million in selling, general and administrative expenses primarily due to an increase in employee costs.
Midstream

	Three Months Ended March 31,
	2025	2024
Gathered volumes (BBtu/d)	20,411	19,922
NGLs produced (MBbls/d)	1,090	890
Equity NGLs (MBbls/d)	60	52
Revenues	$3,656	$2,774
Cost of products sold	2,260	1,719
Segment margin	1,396	1,055
Operating expenses, excluding non-cash compensation expense	(421)	(323)
Selling, general and administrative expenses, excluding non-cash compensation expense	(56)	(44)
Adjusted EBITDA related to unconsolidated affiliates	5	6
Other	1	2
Segment Adjusted EBITDA	$925	$696
Gathered volumes increased primarily due to newly acquired assets and higher volumes in the Permian region, partially offset by declines in other regions. NGL production increased primarily due to recently acquired assets and increased Permian plant utilization.
Segment Adjusted EBITDA. For the three months ended March 31, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impact of the following:
•an increase of $153 million in segment margin primarily due to recently acquired assets and higher volumes in the Permian region;
•an increase of $160 million in segment margin due to the non-recurring recognition of certain amounts associated with Winter Storm Uri in 2021, which represents the remainder of midstream segment margin from Winter Storm Uri that had not already been recognized. In our intrastate transportation and storage segment, a total of approximately $285 million of previously invoiced amounts, excluding interest, related to Winter Storm Uri are currently disputed by customers and remain unrecognized, of which approximately $263 million is due from CPS Energy; and
•an increase of $28 million in segment margin due to higher natural gas prices of $35 million offset by lower NGL prices of $7 million; partially offset by
•an increase of $98 million in operating expenses primarily due to recent acquisitions and assets placed in service; and
•an increase of $12 million in selling, general and administrative expenses due to higher corporate allocations, as well as the impact of a $5 million decrease in workers’ compensation reserve in the prior period.

NGL and Refined Products Transportation and Services

	Three Months Ended March 31,
	2025	2024
NGL transportation volumes (MBbls/d)	2,169	2,087
Refined products transportation volumes (MBbls/d)	574	573
NGL and refined products terminal volumes (MBbls/d)	1,453	1,395
NGL fractionation volumes (MBbls/d)	1,089	1,053
Revenues	$6,909	$6,526
Cost of products sold	5,641	5,319
Segment margin	1,268	1,207
Unrealized (gains) losses on commodity risk management activities	(26)	22
Operating expenses, excluding non-cash compensation expense	(247)	(228)
Selling, general and administrative expenses, excluding non-cash compensation expense	(48)	(42)
Adjusted EBITDA related to unconsolidated affiliates	31	30
Segment Adjusted EBITDA	$978	$989
NGL transportation volumes increased primarily due to higher volumes from the Permian region and on our Mariner East pipeline system. The increase in transportation volumes also led to higher fractionated volumes at our Mont Belvieu NGL Complex.
Segment Adjusted EBITDA. For the three months ended March 31, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment decreased due to the net impact of the following:
•an increase of $19 million in operating expenses primarily due to a $10 million increase in gas and power utility costs and a $6 million increase in employee costs;
•a decrease of $15 million in fractionators and refinery services margin primarily due to lower gains from blending activities; and
•an increase of $6 million in selling, general and administrative expenses primarily due to increased costs from recently acquired assets; partially offset by
•an increase of $24 million in terminal services margin primarily due to a $22 million increase in fees from loading NGL volumes for export at our Nederland and Marcus Hook terminals and a $2 million increase from higher throughput and storage at our refined product terminals; and
•an increase of $2 million in storage margin primarily due to the timing of deficiency payments.

Crude Oil Transportation and Services

	Three Months Ended March 31,
	2025	2024
Crude oil transportation volumes (MBbls/d)	6,719	6,102
Crude oil terminal volumes (MBbls/d)	3,325	3,241
Revenues	$6,208	$7,638
Cost of products sold	5,214	6,594
Segment margin	994	1,044
Unrealized losses on commodity risk management activities	—	19
Operating expenses, excluding non-cash compensation expense	(213)	(188)
Selling, general and administrative expenses, excluding non-cash compensation expense	(44)	(36)
Adjusted EBITDA related to unconsolidated affiliates	6	9
Other	(1)	—
Segment Adjusted EBITDA	$742	$848
Crude oil transportation volumes were higher due to continued growth on our gathering systems and from assets contributed upon the recent formation of the ET-S Permian joint venture with Sunoco LP, partially offset by lower volumes on our Bakken Pipeline.
Segment Adjusted EBITDA. For the three months ended March 31, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impact of the following:
•a decrease of $69 million in segment margin (excluding unrealized losses on commodity risk management activities) due to decreased transportation and the timing of optimization losses realized during the quarter which we expect to partially reverse in future periods, partially offset by increases from assets contributed upon the formation of ET-S Permian;
•an increase of $25 million in operating expenses primarily due to a $9 million increase from assets contributed upon the formation of ET-S Permian, a $7 million increase in volume-driven expenses, and a $5 million increase in employee expenses;
•an increase of $8 million in selling, general and administrative expenses primarily due to costs associated with ET-S Permian; and
•a decrease of $3 million in Adjusted EBITDA related to unconsolidated affiliates due to lower volumes and lower re-contracted rates.

Investment in Sunoco LP

	Three Months Ended March 31,
	2025	2024
Revenues	$5,179	$5,499
Cost of products sold	4,526	5,015
Segment margin	653	484
Unrealized (gains) losses on commodity risk management activities	(1)	13
Operating expenses, excluding non-cash compensation expense	(158)	(105)
Selling, general and administrative expenses, excluding non-cash compensation expense	(36)	(32)
Adjusted EBITDA related to unconsolidated affiliates	50	3
Inventory fair value adjustments	(61)	(130)
Other, net	11	9
Segment Adjusted EBITDA	$458	$242
The investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended March 31, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP increased due to the net impact of the following:
•an increase of $224 million in segment margin (excluding unrealized gains and losses on commodity risk management activities and inventory valuation adjustments) primarily due to the acquisitions of NuStar and Zenith European terminals; and
•an increase of $47 million in Adjusted EBITDA related to unconsolidated affiliates due to the formation of ET-S Permian; partially offset by
•an increase of $53 million in operating expenses and $4 million in selling, general and administrative expenses primarily due to the acquisitions of NuStar and Zenith European terminals.
Investment in USAC

	Three Months Ended March 31,
	2025	2024
Revenues	$245	$229
Cost of products sold	38	36
Segment margin	207	193
Operating expenses, excluding non-cash compensation expense	(43)	(39)
Selling, general and administrative expenses, excluding non-cash compensation expense	(14)	(15)
Segment Adjusted EBITDA	$150	$139
The investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended March 31, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased due to the net impact of the following:
•an increase of $14 million in segment margin primarily due to higher market-based rates on newly deployed and redeployed compression units and higher average rates on existing customer contracts, and higher revenue-generating horsepower as a result of increased demand for compression services; partially offset by
•an increase of $4 million in operating expenses primarily due to an increase in employee costs associated with increased revenue-generating horsepower.

All Other

	Three Months Ended March 31,
	2025	2024
Revenues	$995	$466
Cost of products sold	995	451
Segment margin	—	15
Unrealized losses on commodity risk management activities	20	23
Operating expenses, excluding non-cash compensation expense	(1)	(6)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(12)
Adjusted EBITDA related to unconsolidated affiliates	—	1
Other and eliminations	(17)	24
Segment Adjusted EBITDA	$(11)	$45
Segment Adjusted EBITDA. For the three months ended March 31, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment decreased due to the net impact of the following:
•a decrease of $47 million due to intersegment eliminations of Sunoco LP’s 32.5% share of ET-S Permian, which is consolidated in our crude oil transportation and services segment and also reflected as an unconsolidated affiliate in our investment in Sunoco LP segment; and
•a decrease of $13 million in our natural gas marketing business due to the timing of gains on stored natural gas in the prior period; partially offset by
•an increase of $3 million in rental income on recently acquired real estate.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The table below provides information on our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at March 31, 2025	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$4,372	April 11, 2029

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended March 31,
	2025	2024
Equity in earnings of unconsolidated affiliates:
Citrus	$33	$37
MEP	17	17
White Cliffs	3	6
Explorer	7	6
SESH	14	10
Other	18	22
Total equity in earnings of unconsolidated affiliates	$92	$98

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$79	$81
MEP	26	26
White Cliffs	8	11
Explorer	11	10
SESH	15	13
Other	28	30
Total Adjusted EBITDA related to unconsolidated affiliates	$167	$171

Distributions received from unconsolidated affiliates:
Citrus	$30	$33
MEP	26	23
White Cliffs	9	11
Explorer	5	8
SESH	8	18
Other	19	14
Total distributions received from unconsolidated affiliates	$97	$107

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly owned subsidiaries that are publicly traded, as well as Sunoco LP’s 32.5% interest in the ET-S Permian joint venture.

	Three Months Ended March 31,
	2025	2024
Adjusted EBITDA of non-wholly owned subsidiaries (100%) (a)	$607	$669
Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries (b)	297	321

Distributable Cash Flow of non-wholly owned subsidiaries (100%) (c)	$587	$645
Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries (d)	279	303
Below is our ownership percentage of certain non-wholly owned subsidiaries:

Non-wholly owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various
(a)Adjusted EBITDA of non-wholly owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of Energy Transfer.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.